SECOND ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

THE NEXT POP STAR, INC.

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Corporation adopts the following amendments to its Articles of Incorporation:

FIRST: Amendments adopted (designated by Article Number):

1. Amend "Article 5 – Officers" as follows:

ARTICLES 5 – OFFICERS

FILED
08 MAY -5 PM 1:07
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

The officers of this corporation shall be:

President: Michelle Tucker
Vice President: Marshall Freeman
Secretary: Michelle Tucker
Treasurer: Michelle Tucker

whose address shall be the same as the principal office of the Corporation.

2. Amend "Article 7 – Corporate Capitalization" as follows:

ARTICLE 7 – CORPORATE CAPITALIZATION

7.1 The maximum number of shares that this Corporation is authorized to have outstanding at any time is ONE HUNDRED MILLION (100,000,000) shares of common stock, each share having the par value of ONE CENT ($0.01).

SECOND:

The date of each amendment(s) adoption shall be March 31st 2008.

THIRD:

Adoption of Amendments:

The amendments were approved by the majority-in-interest of the shareholders of the Corporation, in accordance with the provisions set forth in the Articles of Incorporation of the Corporation. The number of shares casting votes for the amendments was sufficient for approval.

Signature: ______________________
Michelle Tucker, Director

FILED
08 MAY -5 PM 1:07
SECRETARY OF STATE
TALLAHASSEE, FLORIDA